KIRKPATRICK & LOCKHART LLP
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                           WASHINGTON, D.C. 20036-1800

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R. DARRELL MOUNTS
(202) 778-9298
MOUNTSRD@KL.COM


                                 April 16, 1999




United Asset Strategy Fund, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202


Ladies and Gentlemen:

      You have requested our opinion, as counsel to United Asset Strategy Fund, Inc. (the "Company"), a Maryland corporation, as to certain matters regarding the issuance of Shares of the Company in connection with the reorganization of United Gold & Government Fund, Inc. (the "Acquired Fund"), also a Maryland corporation, into the Company, as provided for in the Agreement and Plan of Reorganization and Termination between the Company and the Acquired Fund (the "Plan"). The Plan provides for the Acquired Fund to transfer its assets to the Company in exchange solely for the issuance of Shares and the Company's assumption of the liabilities of the Acquired Fund. (As used in this letter, the term "Shares" means the Class A and Class Y shares of common stock of the Company issued in connection with the Plan.)

      As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated August 29, 1994, as supplemented August 23, 1995, and Bylaws and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when issued and sold in accordance with the terms contemplated by the Company's registration statement on Form N-14 ("Registration Statement"), including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

United Asset Strategy Fund, Inc.
April 16, 1999
Page 2


      We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP

                                             By: /s/ R. Darrell Mounts
                                                 ---------------------------
                                                 R. Darrell Mounts